Exhibit 99.1

SurveyMonkey Amends Credit Facility, Reduces Debt By Over $100M

San Mateo, CA, October 10, 2018—SurveyMonkey Inc. (“SurveyMonkey”), a leading global provider of survey software products, today announced that it, together with its parent company, SVMK Inc. (Nasdaq:SVMK), has amended its 2017 Refinancing Facility Agreement (the “2017 Agreement”) and paid down over $100M of its outstanding debt.

The new Refinancing Facility Agreement (the “New Agreement”) provides for a $220 million term loan facility that was issued at par and a $75 million revolving loan facility. The term loan will be repaid in quarterly principal installments of $550,000, with any remaining principal, together with all accrued and unpaid interest, due and payable on October 10, 2025. SurveyMonkey may borrow, repay and reborrow funds under the revolving loan facility until October 10, 2023, at which time the revolving facility will terminate, and all outstanding loans under such facility, together with all accrued and unpaid interest, must be repaid.

Interest under the 2017 Agreement was based upon the LIBO Rate plus a spread for the term loan and revolving loan facility of 4.5% and 4.0%, respectively. Terms of the New Agreement for the term loan are based on an adjusted LIBO Rate plus a spread of 3.75%. Terms for revolving loans under the New Agreement for the revolving credit facility are based on an adjusted LIBO Rate plus a spread of 1.75% to 2.50%, based on SurveyMonkey’s leverage ratio.

Upon the closing of the New Agreement, after giving effect to the borrowings made on the closing date under the New Agreement, SurveyMonkey had $220 million of term loans outstanding and no outstanding revolving loans.

“As discussed in our S-1, we have utilized a portion of the proceeds from our initial public offering to reduce leverage and strengthen our balance sheet. We have also refinanced our credit facility and established more favorable terms which reduces our interest expense and provides us with additional flexibility to deploy capital opportunistically,” said SurveyMonkey CFO Tim Maly. “The strong cash-generative nature of our business, coupled with a strategic balance sheet, provide significant optionality and give us the ability to invest in the growth of our business.”

JPMorgan Chase Bank, N.A. served as the administrative agent and JPMorgan Chase Bank, N.A. along with Merrill Lynch, Pierce, Fenner & Smith, Inc. and SunTrust Robinson Humphrey, Inc. served as joint lead arrangers on this transaction.

About SurveyMonkey:

Founded in 1999, SurveyMonkey changed the way people gather feedback by making it easy for anyone to create their own online surveys. Today, SurveyMonkey’s mission is to power curious individuals and organizations to measure, benchmark and act on the opinions that drive success. Our People Powered Data platform enables conversations at scale to deliver impactful customer, employee and market insights. The company’s 750+ employees are dedicated to fueling the curiosity of over 16 million active users globally.

Media Contact:

Teresa Brewer

Head of Communications

SurveyMonkey

teresab@surveymonkey.com

650-223-8310

Darren McDermott

Brunswick Group

surveymonkey@brunswickgroup.com

212-333-3810

Investor Contact:

Karim Damji

Vice President, Investor Relations

investors@surveymonkey.com

650-223-8307